Exhibit 99.1

DATE:	October 25, 2011 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Announces Earnings for the Third Quarter 2011

•                  Net Income Up 22% to $5.6 million

•                  EPS of $0.24 compared to $0.19 a year ago

•                  Net Interest Margin of 4.25%

•                  Tangible Common Equity Ratio of 7.75%

•                  Return on Average Assets of 0.80%

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the third quarter ended September 30, 2011.  The Company reported net income of $5.6 million for the third quarter and earnings per common share of $0.24 compared to $4.6 million of net income and $0.19 per common share reported in the third quarter of 2010.  The primary driver of the increase in net income was a decrease in the Company’s loan loss provision expense to $5.0 million in the third quarter of 2011 compared to $7.0 million in the same period a year ago.

Mr. Brown stated, “I am pleased with our reported earnings, which were up significantly from one year ago.  On a linked quarter basis, earnings were lower.   Excluding securities gains for the second and third quarter of this year, the primary reason for the reduction in earnings between the two quarters was an increase in credit related expenses.  OREO write-downs, collection expense and provision expense were $1.9 million higher than in the second quarter of this year as we transferred several nonperforming loans to OREO and experienced deterioration in several “substandard” loans to “non-performing status”.  Nonperforming asset trends slightly worsened from June 30 of this year to September 30, from 2.02% to 2.23%, as we experienced an increase in new nonperforming loans for the quarter and “Other Real Estate Owned”.  Despite this short-term increase, I am encouraged that our commercial loan “substandard” and “non-accrual” categories were down 8% from $95 million to $87 million from the second to the third quarter.  Non-accruing commercial loans, at $30.5 million, were at their lowest point in three years and “substandard” commercial loans declined by $5.6 million for the quarter.”

Mr. Brown continued, “I am also encouraged by our core non-interest income and expense trends.  Excluding securities gains, insurance commissions (we sold the property and casualty insurance lines in the fourth quarter of 2010), and OREO gains/losses, our fee income from core banking was $9.7 million for the quarter, an increase of 2.4% over the same quarter one year ago and 5.1% higher than the second quarter of this year.  The improving fee trends were primarily driven from checking related services, including service charges and interchange income.  Our number of checking accounts continues to expand at a rapid rate, approximately 9% on an annualized basis.  Non-interest expense trends have begun to flatten out.  Excluding collections expense and “one-time” payments to consultants, non-interest expense was approximately the same as the third quarter of 2010 and the linked quarter.  Personnel expense was flat with one year ago and 1.1% higher than the second quarter of this year.”

Mr. Brown also discussed the bank’s effort to improve efficiency. “The industry and MainSource are facing several major impediments to growth, including a stalled economy, continued deleveraging by consumers, a  business sector that is hesitant to expand, a momentous number of new and changing regulations,  and a volatile and negative political environment.   In this environment, it is imperative that we reduce our expenses and identify ways to improve revenue.  In our second quarter earnings release, we mentioned we had engaged a third party to assist us in improving our efficiency.  The work related to this project is anticipated to be completed during the middle of the fourth quarter.  I am hopeful that the process will yield material improvements in non-interest expense with some benefit in revenue as well.  As this effort comes to a conclusion, we will publicly share more specifics.”

Mr. Brown concluded, “We are disappointed in our recent loan trends.  In this cycle we are currently not originating enough loans to offset amortization, charge offs and movement of loans to OREO.  However during 2011, we have made significant changes to our commercial banking business with the objective of creating a company that can be a leader in banking to owner-managed businesses.  While I am dissatisfied with our loan trends to date, I am optimistic about our ability to begin expanding the loan portfolio once again.”

NET INTEREST INCOME

Net interest income was $25.1 million for the third quarter of 2011 compared to $25.8 million for the third quarter of 2010.  The Company’s net interest margin, on a fully-taxable equivalent basis, was 4.25% for the third quarter of 2011 versus 4.14% for the third quarter of 2010.  This increase in the net interest margin was offset by a decrease in average earning assets of $81 million.  On a linked quarter basis, the Company’s net interest margin was flat.

NON-INTEREST INCOME

The Company’s non-interest income increased to $10.3 million for the third quarter of 2011 compared to $9.4 million for the same period in 2010.  Gains from the sale of investment securities were offset by a decrease in insurance commissions as the Company sold its property and casualty book of business in the fourth quarter of 2010.  Management’s strategy has been to realize gains on its investment securities portfolio from time to time when the interest rate environment presents opportunities to reposition the securities portfolio to maximize overall returns.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.9 million for the third quarter of 2011 compared to $23.0 million for the same period in 2010, an increase of $0.9 million or 3.9%.  An increase in collection expenses of $700 thousand was the primary driver of the increase in non-interest expenses.  As the Company aggressively works through its problem assets, collection expenses remain elevated.  The increase in other expenses of $429 thousand was offset by a decrease in FDIC assessments of $391 thousand.  The increase in other expenses year over year was driven primarily by consulting fees as the Company has engaged firms to identify and eliminate inefficiencies throughout the organization.  The Company expects to begin seeing cost savings from improvements gained through this process starting in the fourth quarter of 2011.  On a linked-quarter basis, the Company’s non-interest expenses increased by $522 thousand due primarily to a $396 thousand increase in collection expenses.

BALANCE SHEET AND CAPITAL

Total assets were $2.76 billion as of September 30, 2011, a decrease of $96 million from the same period a year ago.  The decrease was primarily related to a decrease in loan balances.  Loans decreased $163 million year over year and were partially offset by a $55 million increase in investment securities.  Charge-offs of non-performing loans and overall weak loan demand continue to drive loan balances down.  On a linked-quarter basis, loan balances declined by $53 million.  Net charge-offs were $5.0 million and $7.6 million of loans were transferred to OREO.  Line of credit balances, which tend to be seasonal in nature and related to the agriculture portfolio, were down $8.5 million in the third quarter.  The Company’s regulatory capital ratios remain strong and as of September 30, 2011 were as follows: leverage ratio of 10.6%, tier one capital to risk-weighted assets of 17.3%, and total capital to risk-weighted assets of 18.6%.  In addition, as of September 30, 2011 the Company’s tangible common equity ratio was 7.75%.

ASSET QUALITY

Non-performing assets (including accruing troubled debt restructurings) were $83.5 million as of September 30, 2011 compared to $99.6 million as of September 30, 2010, and represented 3.03% of total assets at September 30, 2011 compared to 3.49% at September 30, 2010.  On a linked-quarter basis, non-performing assets increased by $10.3 million.  Non-accrual loans stayed relatively flat, OREO increased by $4.0 million and troubled debt restructurings (TDR’s) increased by $5.7 million.  TDR’s were $22.0 million as of September 30, 2011.  Five commercial credits comprise approximately $15.2 million of the quarter-end TDR balance.  One of these commercial credits is a hotel loan totaling $5.4 million which was modified using an A/B note structure and based on its current performance the Company expects it to be transferred out of TDR status at the end of the year.  Net charge-offs for the third quarter of 2011 were $5.0 million and represented 1.25% of average loans.  Loan loss provision expense was $5.0 million for the third quarter of 2011.  The Company’s allowance for loan losses was $41.4 million and represented 2.65% of total outstanding loans at June 30, 2011.  This compares to $42.5 million as of September 30, 2010, or 2.46% of total loans, and $41.5 million as of June 30, 2011, or 2.57% of total loans.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Income Statement Summary
Interest Income	$30,345	$34,017	$92,644	$102,327
Interest Expense	5,275	8,223	17,234	25,938
Net Interest Income	25,070	25,794	75,410	76,389
Provision for Loan Losses	5,000	7,000	14,600	29,250
Noninterest Income:
Insurance commissions	—	562	—	1,679
Trust and investment product fees	740	508	2,493	1,690
Mortgage banking	1,428	1,917	3,943	5,128
Service charges on deposit accounts	4,872	4,634	13,287	12,881
Gain on sales of securities	1,263	—	4,917	2,978
Interchange income	1,642	1,415	4,622	4,089
OREO gains/(losses)	(651)	(595)	(1,212)	(611)
Other	984	965	3,067	2,763
Total Noninterest Income	10,278	9,406	31,117	30,597
Noninterest Expense:
Employee	12,713	12,713	38,126	37,589
Occupancy	1,616	1,620	5,031	5,006
Equipment	1,970	1,874	5,888	5,762
Intangible amortization	493	517	1,477	1,550
Marketing	1,085	992	3,292	2,289
Collection expenses	1,298	598	3,214	2,077
FDIC assessment	898	1,289	3,066	3,647
Other	3,832	3,403	11,014	10,148
Total Noninterest Expense	23,905	23,006	71,108	68,068
Earnings Before Income Taxes	6,443	5,194	20,819	9,668
Provision (benefit) for Income Taxes	828	594	3,032	(346)
Net Income	$5,615	$4,600	$17,787	$10,014
Preferred Dividends & Accretion	$(763)	$(763)	$(2,290)	$(2,290)
Net Income Available to Common Shareholders	$4,852	$3,837	$15,497	$7,724

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Average Balance Sheet Data
Gross Loans	$1,598,290	$1,743,061	$1,634,602	$1,801,700
Earning Assets	2,511,553	2,593,086	2,529,381	2,611,571
Total Assets	2,776,543	2,871,961	2,789,080	2,880,190
Noninterest Bearing Deposits	293,064	267,501	283,234	254,456
Interest Bearing Deposits	1,901,442	1,993,964	1,935,865	1,999,046
Total Interest Bearing Liabilities	2,135,926	2,265,158	2,167,272	2,296,551
Shareholders’ Equity	326,147	309,238	314,919	302,505

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Per Share Data
Diluted Earnings Per CommonShare	$0.24	$0.19	$0.77	$0.38
Cash Dividends Per Common Share	0.01	0.01	0.03	0.03
Market Value - High	9.24	7.67	10.60	9.00
Market Value - Low	7.46	5.43	6.98	4.40
Average Outstanding Shares (diluted)	20,231,153	20,149,906	20,211,742	20,149,742

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Key Ratios (annualized)
Return on Average Assets	0.80%	0.64%	0.85%	0.46%
Return on Average Equity	6.83%	5.90%	7.55%	4.43%
Net Interest Margin	4.25%	4.14%	4.27%	4.07%
Efficiency Ratio	64.34%	63.08%	63.57%	61.51%
Net Overhead to Average Assets	1.95%	1.88%	1.92%	1.74%

	September 30	June 30	December 31	September 30
	2011	2011	2010	2010
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,562,292	$1,615,504	$1,680,971	$1,725,241
Allowance for Loan Losses	41,433	41,462	42,605	42,460
Total Securities	867,272	831,887	806,071	812,160
Goodwill and Intangible Assets	69,544	70,037	71,021	72,527
Total Assets	2,757,549	2,819,944	2,769,312	2,853,541
Noninterest Bearing Deposits	321,529	304,995	268,390	270,212
Interest Bearing Deposits	1,846,218	1,938,651	1,943,174	1,982,417
Other Borrowings	201,727	191,884	202,182	230,251
Shareholders’ Equity	334,105	318,950	302,570	311,996

	September 30	June 30	December 31	September 30
	2011	2011	2010	2010
Other Balance Sheet Data
Book Value Per Common Share	$13.75	$13.01	$12.24	$12.71
Tangible Book Value Per Common Share	$10.31	$9.54	$8.71	$9.10
Loan Loss Reserve to Loans	2.65%	2.57%	2.53%	2.46%
Loan Loss Reserve to Non-performing Loans	95.73%	97.16%	61.51%	52.86%
Nonperforming Assets to Total Assets	2.23%	2.02%	2.92%	3.13%
NPA’s (w/ TDR’s) to Total Assets	3.03%	2.60%	3.72%	3.49%
Tangible Common Equity Ratio	7.75%	7.00%	6.50%	6.59%
Outstanding Shares	20,197,084	20,189,182	20,136,362	20,136,362

	September 30	June 30	December 31	September 30
	2011	2011	2010	2010
Asset Quality
Loans Past Due 90 Days or More and Still Accruing	$993	$104	$990	$624
Non-accrual Loans	42,288	42,572	68,279	79,705
Other Real Estate Owned	18,308	14,324	11,479	9,020
Total Nonperforming Assets (NPA’s)	$61,589	$57,000	$80,748	$89,349
Troubled Debt Restructurings (TDR’s)	21,950	16,243	22,250	10,234
Total NPA’s with Troubled Debt Restructurings	$83,539	$73,243	$102,998	$99,583

Net Charge-offs - YTD	$15,772	$10,743	$39,293	$33,438
Net Charge-offs as a % of average loans (annualized)	1.29%	1.31%	2.21%	2.48%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.